Exhibit 99.1

Docusign Announces New Revenue and Engineering Leadership to Help
Execute Vision for Intelligent Agreement Management

Paula Hansen will join as President and Chief Revenue Officer and Sagnik Nandy will join as Chief Technology Officer

SAN FRANCISCO, June 25, 2024 — Docusign (NASDAQ:DOCU) today announced that Paula Hansen will join the company as President and Chief Revenue Officer and Sagnik Nandy will join as Chief Technology Officer on August 5, 2024 — completing the company’s senior leadership team for its next phase of growth. Reporting to Docusign Chief Executive Officer Allan Thygesen, the two new leaders will lead Docusign’s sales and partnership functions and its engineering function, respectively, to fully capitalize on the company’s recently announced expansion into a new SaaS category: Intelligent Agreement Management.

Earlier this year, Docusign unveiled Docusign IAM, an Intelligent Agreement Management platform and suite of applications to lead that category, which rolled out to U.S. customers on May 30, 2024. Leveraging the deep experience of these two senior leaders in pioneering new innovation and growth at scale, Docusign IAM will help businesses of all kinds transform agreement data into actionable insights, accelerate contract review cycles, and boost productivity organization-wide.

“Docusign’s transformation is well underway as we begin to deliver our new, AI-assisted, IAM platform to customers around the world — and these additions complete the team of impressive senior leaders that will execute that vision,” said Thygesen. “Paula’s growth-focused leadership, combined with her demonstrated ability to execute and deliver value for enterprise customers will be an invaluable asset as we continue to bring Docusign IAM to the global market, while Sagnik’s technical vision and deep enterprise-solutions expertise will help our engineering team scale with increased innovation for this next chapter.”

Paula Hansen will join Docusign as President and Chief Revenue Officer, leading enterprise and commercial sales and partnership teams worldwide. Most recently, Hansen served as President and Chief Revenue Officer at Alteryx, where she was responsible for leading the global go-to-market (GTM) organization, which includes worldwide sales, sales engineering, partners, marketing, customer experience, customer support and revenue operations.

Earlier, she served in senior sales leadership roles at SAP and Cisco. At Docusign, she’ll partner with Robert Chatwani, President of Growth, and Anwar Akram, Chief Operating Officer, on go-to-market strategies and initiatives.

“Docusign is an iconic company addressing one of the largest remaining white spaces left to tackle in SaaS: Intelligent Agreement Management,” said Hansen. “Poor agreement management and outdated systems cost businesses time, opportunity, and nearly $2 trillion in global economic value every year. Docusign IAM will help change that — driving real business impact for Docusign’s customers, in a way that wasn't possible before.”

Sagnik Nandy will join Docusign as Chief Technology Officer, leading all aspects of engineering, research and engineering operations. Most recently, Nandy served as President and Chief Development Officer at Okta, where he led product, engineering and design for the Workforce Identity Cloud, which includes their core identity and access management platform. Earlier, he served as a VP of Engineering at Google. At Docusign, Nandy will partner closely with Dmitri Krakovsky, Chief Product Officer, who leads product management and design.

“Docusign is uniquely positioned to offer distinct, AI-assisted solutions that are designed with specific agreement needs and pain points in mind,” said Nandy. “It’s clear Docusign has found a compelling path for innovation that I believe can materially reinvent how business runs for the better. I’m excited to help them do that.”

President of Worldwide Field Operations, Steve Shute, and current Chief Technology Officer, Kamal Hathi, will be leaving Docusign after the end of Q2, ensuring continuity until the new leaders are in place.

“We are very grateful to Steve and Kamal for their significant contributions to the transformation of Docusign over the last several years,” said Thygesen. “Our evolution to Intelligent Agreement Management would not have been possible without their efforts.”

About Docusign
Docusign brings agreements to life. More than 1.5 million customers and more than a billion people in more than 180 countries use Docusign solutions to accelerate the process of doing business and simplify people's lives. With its Docusign IAM platform, Docusign unleashes business-critical data that is trapped inside of documents. Until now, these were disconnected from business systems of record, costing businesses time, money, and opportunity. Using Docusign IAM, companies can create, commit to, and manage agreements with solutions created by the #1 company in e-signature and Contract Lifecycle Management.

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